Exhibit 99.1

Howard Bancorp, Inc. Announces Results for the First Quarter of 2014

ELLICOTT CITY, Md.--(BUSINESS WIRE)--April 25, 2014--Howard Bancorp, Inc. (Nasdaq: HBMD), the parent company of Howard Bank (the “Bank”), today reported its financial results for the quarter ended March 31, 2014 with the following highlights:

  Total assets grew to $508 million at March 31, 2014, representing growth of nearly $101 million or 25% over assets at March 31, 2013.
  Total loans increased by nearly $86 million or 26%, to $417 million, when comparing March 31, 2014 to March 31, 2013.
  Total loans held for sale, which are not included in the above, increased from $1 million at March 31, 2013 to over $17 million at March 31, 2014 driven by our new and growing mortgage banking platform.
  Deposits at March 31, 2014 increased to $401 million from $323 million on March 31, 2013, representing growth of over $78 million or 24%.
  Resulting from the above balance sheet growth, net interest income increased by nearly $900 thousand or 25%, from $3.55 million for the first three months of 2013, to $4.43 million in the first quarter of 2014.
  Noninterest income also increased from $327 thousand for the first quarter of 2013 to $623 thousand for the first quarter of 2014, a revenue increase of $296 thousand or 91%. Contributing to this increase was growth in service charges and fees on deposit accounts, as well as an increase in fees and gains from our growing mortgage banking platform.
  Offsetting the continuing increases in our traditional banking related revenues was a substantial increase in our noninterest expenses for the first quarter of 2014. Total noninterest expenses increased by $1.7 million or 63%, from $2.8 million for the first quarter of 2013, to $4.5 million during the first quarter of 2014. The majority of this increase was due to an increase in compensation related costs, which increased by $1.2 million, from $1.6 million in 2013 to $2.8 million for 2014. Approximately 60% or $740 thousand of this compensation increase was directly attributable to our investing in a robust mortgage banking division, which now employs 53 mortgage professionals, most of whom joined us in the first quarter of 2014. During the first quarter of 2013, we had a staff of four persons dedicated toward mortgage banking. The remainder was related to the continued geographic expansion in our commercial banking activities in both Baltimore and Harford counties and to the expanded infrastructure necessary to support the growth and risk management activities required to prudently support the additional geographic and product complexity associated with these successful new initiatives.
  With the increases in revenues and the large growth in first quarter expenses, net income available to common shareholders decreased from $414 thousand for the first quarter of 2013 to $235 thousand in the first three months of 2014, representing a decrease of $179 thousand or 43% primarily related to the initial investments in our mortgage banking platform.
  The Bank opened our eighth branch location in Bel Air, Maryland in March of 2014, which complements the Aberdeen Branch acquired in the third quarter of 2013, and supports our emphasis toward growth in the very attractive Harford County Maryland Market.
  In addition, subsequent to the end of the first quarter of 2014, the Bank executed an agreement to acquire approximately $17 million in additional loans and nearly $21 million in deposits via the purchase of a branch in the Havre de Grace area of Harford County, Maryland from NBRS Financial Bank, subject to regulatory approval.

Howard Bancorp, Inc. reported net income available to common shareholders of $235 thousand, or $0.06 per share, for the quarter ended March 31, 2014, compared to $414 thousand, or $0.10 per share, for the quarter ended March 31, 2013. As noted above, the decrease in net income was driven by an increase in expenses relating to the investment in our mortgage banking division, offsetting the substantial increase in net interest income. In aggregate, the mortgage investment reduced our first quarter of 2014 pretax income by nearly $720 thousand. If the mortgage investment had simply been breakeven, EPS, which was $.06 for the quarter ended March 31, 2014, would have been approximately $0.11 cents higher, or nearly $.18 (assuming incremental tax rate of 38%) for the quarter.

Chairman and CEO Mary Ann Scully stated, "It is always difficult to discuss lower earnings with key stakeholders, however the Bank’s strategic direction since inception has been driven by risk adverse growth in sustainable long term shareholder value without substantial dilution. The 2013 Aberdeen loan, deposit and branch purchase, the pending branch, loan and deposit purchase in Havre de Grace, together with the inception of our mortgage banking operation all are examples of this strategy. In early 2014, we were provided with an opportunity to accelerate our investment in an additional mortgage banking team with deep experience in a critical component of our mortgage business - a team that would allow us to diversify the origination channels to include inside call center based professionals to complement the traditional retail purchase money professionals we brought on board at the end of 2013 and to further diversify our geographic reach, our product suite and our referral/ lead sources. The costs attendant with this decision, falling on the heels of the initial mortgage team investment in late 2013, naturally impacted the near term results in the first quarter but will allow us to similarly accelerate the revenues expected later in 2014.

"We have spent considerable financial and nonfinancial resources in putting together a highly professional team of mortgage bankers, who came to us from a wide variety of other institutions. The integration of this team, with their depth of knowledge and years of experiences in all economic cycles, will provide us with the diversity and sustainability to achieve our long term goals more quickly. Creating a high quality platform for the future is not inexpensive, and we intentionally decided to make a significant investment upfront in order to build the type of organization that can not only survive, but thrive. All of Howard Bancorp's strategic investments have been and are focused on creating sustainable platforms for revenue growth. We made similar, albeit smaller investments, in our Baltimore and Harford teams to build on the significant investments of prior years. Just as those investments lead toward higher revenues, we are confident that the investment in a less capital intensive revenue diversification stream via mortgage banking, will very shortly be accretive as well.

"In addition to the investments in Baltimore and Harford and the launch of the mortgage division, we continue to focus on expanding the growth of the Bank. On April 24, 2014, we announced that we have entered into an agreement to purchase our third branch in Harford County from NBRS Financial Bank. This should add $17 million in loans and $21 million in deposits. The purchase of the branch in Havre de Grace is subject to regulatory approval but is expected to close in the third quarter and is expected to be immediately accretive to our earnings. Howard Bank has been well received in Harford County and we are excited to extend our commitment to that community.

"Despite the increase in expenses and the resulting temporary decline in earnings for the first quarter of 2014, I believe that with both revenue engines of the company moving forward we will be able to achieve continued growth in assets, loans and deposits, while also generating core revenue growth in both our net interest and noninterest income."

As highlighted above, the Company’s total assets increased by nearly $101 million or 25% when comparing March 31, 2014 assets of $508.0 million to the $407.3 million at the same point in 2013. Total loans outstanding of $416.6 million at the end of March 2014, showed an increase of nearly 26% compared to total loans of $331.0 million on March 31, 2013. With the commencement of our mortgage banking operations, loans held for sale increased dramatically from $1.2 million at March 31, 2013 to $17.0 million at March 31, 2014. Total deposits grew by $78 million or 24% when comparing March 31, 2014 to March 31, 2013. Funding for the loan growth came principally from our deposit growth as well as from a reduction in our cash levels and an increase in our borrowing levels.

Net interest income for the quarter ended March 31, 2014 was $4.4 million versus $3.6 million for the first three months of 2013, an increase of approximately $878 thousand or 25%. The growth in both our portfolio of loans and those held for sale generated an increase in total interest income for the first quarter of 2014 of $954 thousand or 24% over the same period in 2013. Total interest expense increased only $76 thousand or 17% for the first quarter of 2014 versus the same period in 2013 despite overall growth in deposits of 24% and an increase in borrowing levels of 60%, driven by the continuing favorable shift in the composition of deposits and with our ability to attract and maintain lower cost funding sources.

The provision for credit losses for the first quarter of 2014 was $176 thousand compared to $361 thousand for the same period in 2013. The ratio of the allowance for credit losses as a percentage of total loans outstanding declined from 0.90% at March 31, 2013 to 0.65% at March 31, 2014, as asset quality measures improve. This ratio of the allowance for credit losses as a percentage of total loans was 0.62% at December 31, 2013. One of the Bank’s primary measures of asset quality is the ratio of non-accrual loans and Other Real Estate Owned (OREO) as a percentage of total assets. This asset quality measure showed improvement for 2014 with a ratio of 1.05% at March 31, 2014 versus 1.21% at the end of the first quarter of 2013.

In addition to the growth in net interest income was a sizable increase in noninterest income for the first quarter of 2014 Noninterest income was $623 thousand compared to $327 thousand in the first quarter of 2013 driven primarily by revenues generated from our newly created mortgage banking division. Total fees generated and gains recorded on the sales of loans produced approximately $221 thousand in noninterest revenues for the first quarter of 2014. In addition, service charges on deposits, increased by nearly $69 thousand or 80% for the first three months of 2014 versus the same period in 2013, due to higher levels of overdraft fees. The first quarter of 2013 was negatively impacted by a loss on the sale of an OREO property of $37 thousand. There were no such losses recorded in the first quarter of 2014. Noninterest revenues were also improved from expansion of our Bank Owned Life Insurance (BOLI) program. In December of 2013, additional amounts were added to this program, which resulted in an increase of $25 thousand in revenue for the first three months of 2014 versus the first quarter of 2013.

Total noninterest expenses grew to $4.5 million for the first quarter of 2014 compared to $2.8 million for the first quarter of 2013, an increase of $1.7 million or 63%. Nearly $1.2 million of the total $1.7 million increase resulted from higher compensation, benefit and payroll tax related cost increases. Of the $1.2 million increase in compensation, approximately $740 thousand was attributable to the attraction and hiring of staff for our mortgage banking initiative. The remainder of the compensation increase resulted from our continued expansion of branch locations, regional business development staff, and infrastructure additions in key areas such as compliance, human resources, and finance. Additionally, we experienced increases in occupancy costs as we expand geographically, business development costs to support our continued growth, and professional fees, which include legal and investment banking expenses relating to our planned strategic growth initiatives.

All of our regulatory capital ratios continue to significantly exceed those levels that categorize us as a well-capitalized bank. As of March 31, 2014, the ratio of our equity to total assets was 9.62%.

When comparing our first quarter 2014 results to the fourth quarter of 2013, net interest income was up slightly with growth of 1%, while noninterest income increased $260 thousand or 72% mostly due to the BOLI and mortgage banking revenues noted above. Total noninterest expenses of $4.5 million for the first quarter of 2014 increased by $760 thousand or 20% over the $3.7 million in expenses for the final quarter of 2013. Similar to above, nearly $623 thousand of the total $760 thousand increase was compensation related, with the total compensation costs for the mortgage division comprising $740 thousand for the first quarter of 2014. Because the expenses associated with our investment in the mortgage banking platform exceeded the growth in revenues, pretax income was $350 thousand less for the first quarter of 2014 versus the fourth quarter of 2013, net income was $290 thousand lower, and first quarter of 2014 EPS was $.06 versus $0.13 for the final quarter of 2013.

Mary Ann Scully concluded, "In August 2014, Howard Bank will celebrate our ten year anniversary. The Bank started with a goal of providing businesses and consumers with a locally headquartered, locally focused, community-based alternative to larger, mostly out of state financial institutions. We found from the beginning that our approach was strongly embraced by the communities we served and our team of experienced professionals continues to build on our promise of personalized financial advice and guidance supported by a strong product suite and to be welcomed across the communities of Howard, Harford, Baltimore and Anne Arundel counties that we now directly serve. As a result, Howard Bank continues the trajectory of sustainable and profitable growth into the remainder of 2014 and beyond. We are, as always, grateful for the enthusiastic support of all of our stakeholders for the ongoing execution of our strategy."

Forward-Looking Statement

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases including statements of goals, intentions, and expectations as to future trends, plans, events or results of Howard Bancorp’s operations or policies. Such statements include the impact of the new mortgage banking team, including that it will lead to our achieving our long term goals more quickly, provide future revenue growth, that we will achieve the elimination of the revenue/expense mismatch which resulted in a decrease in net income for the quarter ended March 31, 2014, and that the mortgage banking results will be accretive shortly. These statements also include expanding the Bank’s growth, and the expected closing of the purchase of our new branch and that it will be immediately accretive. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to receipt of any required regulatory approvals, real estate values, local and national economic conditions, and the impact of interest rates on financing, as well as other risks and uncertainties, as described in Howard Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013 as filed with the Securities and Exchange Commission. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Additional information is available at www.howardbank.com.

Howard Bancorp, Inc.
	Three months ended March 31,
(in thousands, except per share data.)	2014	2013
Operation Statement Data:
Interest income	$4,943	$3,989
Interest expense	515	439
Net interest income	4,428	3,550
Provision for credit losses	176	361
Noninterest income	623	327
Noninterest expense	4,493	2,751
Federal and state income tax expense (benefit)	116	281
Net income	266	483
Preferred Stock Dividends	31	69
Net income available to common shareholders	235	414

Per share data and shares outstanding:
Earnings per common share, basic	$0.06	$0.10
Book value per common share at period end	$8.88	$8.55
Average common shares outstanding	4,090,844	4,040,471
Shares outstanding at period end	4,090,402	4,040,471

Financial Condition data:
Total assets	$508,011	$407,321
Loans held for sale	17,034	1,221
Loans receivable (gross)	416,632	331,005
Allowance for credit losses	2,700	2,980
Other interest-earning assets	59,194	49,379
Total deposits	401,298	323,417
Borrowings	57,127	35,752
Total stockholders’ equity	48,888	47,127
Common equity	36,326	34,565

Average assets	496,234	390,782
Average stockholders' equity	48,810	47,086
Average common stockholders' equity	36,248	35,524

Selected performance ratios:
Return on average assets	0.22%	0.50%
Return on average common equity	2.98%	5.67%
Net interest margin(1)	3.62%	3.94%
Efficiency ratio(2)	88.95%	70.98%

Asset quality ratios:
Nonperforming loans to gross loans	0.71%	0.67%
Allowance for credit losses to loans	0.65%	0.90%
Allowance for credit losses to nonperforming loans	91.43%	134.66%
Nonperforming assets to loans and other real estate	1.27%	1.48%
Nonperforming assets to total assets	1.05%	1.21%

Capital ratios:
Leverage ratio	9.77%	12.04%
Tier I risk-based capital ratio	11.01%	13.69%
Total risk-based capital ratio	11.62%	14.56%
Average equity to average assets	9.84%	12.05%

(1)	Net interest margin is net interest income divided by average earning assets.
(2)	Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.

CONTACT:
Howard Bancorp, Inc.
George C. Coffman, Chief Financial Officer, 410-750-0020